Exhibit 10.1

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIRD AMENDED AND RESTATED
SUPPLY AGREEMENT

THIS THIRD AMENDED AND RESTATED SUPPLY AGREEMENT (“Agreement’) is made as of the 15th day of October, 2014 (the “Effective Date”).

BETWEEN:

1.             BIOSYN Corporation, a company incorporated in California, USA, whose registered office is at 5939 Darwin Court, Suite 114, Carlsbad, CA 92008, USA, and a wholly owned subsidiary of BIOSYN Arzneimittel GmbH, Germany (collectively referred to herein as “BIOSYN”); and

2.             Celldex Therapeutics Inc, a Delaware corporation having its principle place of business at 53 Frontage Road, Suite 220, Hampton New Jersey, 08827 USA. (“CELLDEX”).

3.             CELLDEX and BIOSYN each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS:

A.            BIOSYN is a pharmaceutical company engaged in the marketing and development of pharmaceuticals, including pharmaceuticals for treating and preventing a number of diseases and conditions. BIOSYN is also engaged in the manufacturing of proprietary formulations of BIOSYN hemocyanin products including keyhole limpet hemocyanin (KLH), abalone (AH), and horseshoe crab (HCH).  BIOSYN KLH in this agreement refers to BIOSYN’S proprietary hemocyanin subunit formulation known as VACMUNE® liquid and any modifications thereto.

B.            BIOSYN and CELLDEX entered into a Supply Agreement dated August 18, 2006 as amended on January 14, 2008 and assigned to Pfizer on April 16, 2010, reassigned to CELLDEX on November 1, 2010 and amended as of May 16, 2012 pursuant to which BIOSYN has agreed to manufacture and sell BIOSYN KLH to CELLDEX on a non-exclusive basis and CELLDEX has agreed to order exclusively from BIOSYN (the “Original Agreement”).

C.            The Parties now desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

1.                                      INTERPRETATION

1.1.         In this Agreement

“Affiliate” or “Affiliates” means any corporation, company, partnership, joint venture, firm or other entity that controls, is controlled by, or is under common control with a Party.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities;

“BIOSYN KLH” means the form of KLH manufactured by BIOSYN known as VACMUNE® liquid corresponding to and having the specifications detailed on the Product Data Sheet attached hereto as Schedule 1 and incorporated by reference herein. Unless otherwise specified herein, all references in this Agreement to BIOSYN KLH shall refer to VACMUNE® liquid.

“CELLDEX Minimum Requirement” shall have the meaning set forth in Section 2.1.3;

“DMF” means the Drug Master File for BIOSYN KLH, and subject to Section 4.9 hereof, VACMUNE® IEX, which has been filed with the FDA and the Canadian regulatory agency and any amendments, supplements or additional Drug Master Files filed by BIOSYN with the FDA or any other regulatory agency related to KLH.

“EMA” means the European Medicines Agency and any other successor agency thereto.

“FDA” means the United States Food and Drug Administration and any successor agency thereto;

“FCA” or “Free Carrier” bears the meaning set out in the Incoterms 2010, a copy of the relevant section of which is included as Schedule 3 hereto;

“Further Term” means any term of five (5) years subsequent to the Initial Term;

“GMP” or “cGMP” means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act and its implementing regulations at 21 CFR (Chapters 210, 211, 600 and 610) and relevant FDA Guidance interpreting same and EU Directive 2003/94/EC and all relevant implementation of such directive and relevant guidelines interpreting same.

“Initial Term” means the first fifteen (15) year term of this Agreement, commencing on the Effective Date of the Original Agreement (August 18, 2006) and ending on the fifteenth anniversary thereof;

“KLH” means Keyhole Limpet Hemocyanin, a protein from the giant limpet Megathura crenulata;

“Rindopepimut” or “CDX 110” means CELLDEX’s immunotherapy drug candidate which consists of KLH coupled to a peptide targeting the EGFR vIII mutation in cancer patients.

“Territory” means the world;

“Year” means calendar year, first month being January and the last month being December.

1.2.         In this Agreement, a reference to:

1.2.1.      a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the Parties;

1.2.2.      persons includes a reference to any natural person(s), corporation, unincorporated business association, joint venture or partnership;

1.2.3.      a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.4.      a Section or Schedule, unless the context otherwise requires, is a reference to a section or schedule of this Agreement;

1.2.5.      an agreement or other document is a reference to that agreement or documents as from time to time supplemented or amended.

1.3.         The headings in this Agreement shall not affect the interpretation of this Agreement.

2.                                      OBLIGATIONS OF BIOSYN

2.1.         During the Initial Term and any Further Term, BIOSYN shall use its best efforts consistent with reasonable business practices to:

2.1.1.      fulfill all orders made by CELLDEX in any one year for BIOSYN KLH.  Orders by CELLDEX shall be fulfilled promptly, and in any event within one hundred twenty (120) days of receiving an order (in substantially the form set out in Schedule 2, or a standard purchase order) from CELLDEX;

2.1.2.      maintain sufficient manufacturing and supply capacity so as to enable it to comply with the obligations of BIOSYN set forth in this Section 2;

2.1.3.      supply such quantities of BIOSYN KLH per twelve (12) month period to CELLDEX as ordered by CELLDEX pursuant to Section 3.1.2 provided that at no time during the Initial Term or any Further Term shall BIOSYN supply less than two (2) grams of BIOSYN KLH per twelve (12) month period to CELLDEX (“CELLDEX Minimum Requirement”);

2.1.4.      provide (i) such quantities of BIOSYN KLH in [*] of BIOSYN KLH in approximately 50mL, (ii) BIOSYN KLH as bulk, [*], when requested,

2.1.5.      ensure that all BIOSYN KLH supplied to CELLDEX is (i) manufactured in accordance with GMP and all current or future FDA or EMA directives, (ii) complies with any description of BIOSYN KLH supplied by BIOSYN to CELLDEX, (ii) meets all specifications for BIOSYN KLH, (iv) is not adulterated or misbranded and (v) complies in all respects (including with regard to its manufacture) with the DMF and the KLH license granted in Section 6 hereof;

2.1.6.      refrain while in the normal course of business from knowingly supplying BIOSYN KLH to any third party, or knowingly issuing a Cross Reference Letter to any third party authorizing access to the DMF, for use by such third party in producing a generic or equivalent form of Rindopepimut (or an equivalent molecular construct containing the sequence Lys-Lys-Gly-Asn-Tyr) or any vaccine containing the same peptide conjugate which may compete with Rindopepimut, provided, however, that to assist BIOSYN in complying with this Section 2.1.6, CELLDEX shall promptly  notify BIOSYN  in the event CELLDEX becomes aware of any third party developing, manufacturing  or selling a vaccine product in competition with Rindopepimut.  For the avoidance of doubt, CELLDEX will make every reasonable effort to notify BIOSYN if it becomes aware of any third parties who may be working toward, or considering the development of a product competitive with Rindopepimut.  Notwithstanding the foregoing, the failure of CELLDEX to provide such notification shall in no way relieve BIOSYN of its obligations hereunder;

2.1.7.      to perform [*] Stability Studies of at least [*] in duration for BIOSYN KLH described on Exhibit 2.1.7 annexed hereto for [*] different lots/batches of BIOSYN KLH  that have been supplied hereunder since the date of the Original Agreement.

2.1.8.      Intentionally Omitted.

2.1.9.      to execute the Quality Agreement simultaneously with the execution of this Agreement.  Upon execution of the Quality Agreement, the Quality Agreement shall automatically be considered attached to this Agreement as Exhibit 2.1.9 and incorporated herein by reference.

3.                                      OBLIGATIONS OF CELLDEX

3.1.         During the Initial Term and any Further Term, CELLDEX shall use its best efforts consistent with reasonable business practices to:

3.1.1.      procure from BIOSYN all BIOSYN KLH for the clinical development and commercial manufacture of Rindopepimut;

3.1.2.      subject to Section 9.3, order at least the CELLDEX Minimum Requirement each year, beginning January 2007;

3.1.3.      in January, 2008 and in January of each subsequent Year during the Initial Term and any Further Term, CELLDEX, shall place an order for its requirements of the BIOSYN KLH for such year.

3.1.4.      hold in strictest confidence, not use or disclose to any third party, and take all necessary precautions to secure any Confidential Information (as defined below) of BIOSYN. Disclosure of such information shall be restricted solely to employees, agents, consultants, and representatives of CELLDEX who have been advised of their obligation with respect to Confidential Information. The term “Confidential Information” shall mean all non-public information that BIOSYN designates as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential. For the purposes of this Section 3.1.4, the term “Confidential Information” shall mean, without limitation, the terms and conditions of this Agreement, the DMF, potential customers or suppliers of information, trade secrets, know-how, source codes, documentation, formulae, technology, or information received from others that a party is obligated to treat as confidential. If CELLDEX has any questions as to what comprises such Confidential Information, then CELLDEX shall first consult with BIOSYN.

The provisions of this Section 3.1.4 shall not apply to any Confidential Information disclosed hereunder that: (a) was known or used by CELLDEX or its Affiliates prior to its date of disclosure to CELLDEX, as evidenced by the prior written records of CELLDEX or its Affiliates; or (b) either before or after the date of the disclosure to CELLDEX is lawfully disclosed without restriction to CELLDEX or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information (but only to the extent of the rights received from such third party); or (c) either before or after the date of the disclosure to CELLDEX becomes published or generally known to the public through no fault or omission on the part of CELLDEX or its Affiliates; or (d) is generally made available by BIOSYN to third parties without restriction. Further, CELLDEX shall have the right to disclose information disclosed by BIOSYN (x) to the extent necessary to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or the rules of a stock exchange or automated quotation system, provided that CELLDEX provides prior written notice of such disclosure to BIOSYN and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including assisting BIOSYN to seek confidential treatment or a protective order, or (y) to existing or potential acquirers or merger candidates, existing or potential sublicensees/licensees, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors of CELLDEX for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 3.1.4.  CELLDEX may not use the Confidential Information except for the express purposes stated in this Agreement.  Except in connection with the development, manufacture or commercial sale of Rindopepimut, CELLDEX may not provide or sell BIOSYN KLH purchased hereunder to any unaffiliated third party without the prior consent of BIOSYN which consent shall not be unreasonably withheld.

3.1.5.      pay for all reasonable costs related to freight duty, packaging costs and associated taxes, including any insurance, for the delivery of BIOSYN KLH to CELLDEX.

3.1.6.      pay all amounts due under this Agreement in accordance with Section 5.

3.1.7.      During the Initial Term and any Further Term, CELLDEX shall maintain a policy of product liability insurance for the BIOSYN KLH insuring against personal injury, death or damage to property with such policy having a limit of not less than Five Million US dollars ($5,000,0000) per occurrence and in the aggregate with a financially sound and reputable insurer.

3.1.8.      to execute the Quality Agreement simultaneously with the execution of this Agreement. Upon execution of the Quality Agreement, the Quality Agreement shall automatically be considered attached to this Agreement as Exhibit 2.1.9 and incorporated herein by reference.

4.                                      ORDERS FOR BIOSYN KLH

4.1.         All orders for BIOSYN KLH will be placed by CELLDEX in writing and shall be in substantially the form set out in Schedule 2.

4.2.         The BIOSYN KLH shall be supplied to CELLDEX by BIOSYN in accordance with the terms of this Agreement. The orders shall be accepted by BIOSYN subject to the terms of Section 2.1.

4.3.         CELLDEX may by giving notice to BIOSYN reject all or any part of any order of BIOSYN KLH which:

4.3.1.      has not been manufactured in accordance with the specifications set out in the DMF filed with the FDA or in compliance with cGMP and all current or future FDA or EMA directives or other applicable regulations; or

4.3.2.      does not comply with any description applied to it and supplied by BIOSYN to CELLDEX or any of the other requirements set forth in Section 2.1.5.

The notice of rejection shall be given by CELLDEX within ninety (90) days of actual receipt of the order by CELLDEX at the address for delivery specified in the purchase order provided by CELLDEX. Where all or any part of any order of BIOSYN KLH is rejected by CELLDEX under this Section 4.3, such BIOSYN KLH shall be returned to BIOSYN at the risk and expense of BIOSYN for replacement forthwith by BIOSYN and CELLDEX will be reimbursed for its shipping costs, unless it is reasonably determined by BIOSYN that the order complies with this Section 4.3, in which case CELLDEX shall be obligated to purchase such order, assume all risks of transportation, and pay all associated costs.  In the event that the Parties disagree as to whether the BIOSYN KLH complies with this Section 4.3, the dispute shall be submitted to a third party laboratory acceptable to both Parties for a final determination which shall be binding upon the Parties.

4.4.         All orders of BIOSYN KLH shall be supplied and delivered to CELLDEX by BIOSYN via FCA.

4.5.         Title and risk in respect of BIOSYN KLH supplied by BIOSYN to CELLDEX shall pass on completion of delivery in accordance with Section 4.4 above, subject to the terms of Section 4.3.

4.6.         In the event BIOSYN is unable to supply CELLDEX’s orders for BIOSYN KLH or this Agreement is terminated by CELLDEX pursuant to Section 8.1, then BIOSYN undertakes as a continuing obligation notwithstanding any such termination that it shall use all reasonable endeavors to effect a transfer of all intellectual property, know-how and confidential information used by BIOSYN in the performance of its obligations hereunder and the manufacture of BIOSYN KLH to CELLDEX or a third party manufacturer designated by CELLDEX [*] and/or grant such license or access to the DMF as may be necessary to enable CELLDEX or such third party manufacturer to manufacture BIOSYN KLH in such form and quantities contemplated by this Agreement.

4.7.         During the Initial Term and any further Term of this Agreement, CELLDEX shall have the right to audit and inspect those portions of any facilities by BIOSYN used in the manufacture, packaging, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of BIOSYN KLH. CELLDEX shall have the right to audit and inspect all inventory of BIOSYN KLH contained at the aforementioned facilities and manufacturing and testing areas and associated documentation to periodically assess compliance with applicable product and establishment standards and cGMP.  Such audits or inspections shall occur during normal business hours and shall be scheduled by CELLDEX at least ten (10) Business Days in advance; provided, however, that in the event of Rindopepimut or BIOSYN KLH failure or any other potential or actual health or safety issue related to Rindopepimut linked to BIOSYN KLH (“Product Failure”) or any for cause manufacturing investigation, including, but not limited to, cGMP issues (“Manufacturing Investigation”), or any proposed or actual inspection by the FDA or other regulatory authority in the Territory, CELLDEX shall have the right at any time upon oral or written notice to BIOSYN of five (5) Business Days to conduct an audit or inspection hereunder.  Except in the case of a Product Failure or Manufacturing Investigation or inspection by the FDA or other regulatory Authority of a BIOSYN facility responsible for manufacturing BIOSYN KLH under this Agreement, CELLDEX shall limit such audits to no more than once per calendar year for each facility.  CELLDEX’s audit and inspection rights under this Section 4.7 shall not extend to any portions of any facility, documents, records or other information which do not relate to BIOSYN KLH or, to the extent they relate or pertain to Third Parties or their products or materials,  BIOSYN may redact information relating to Third Parties and their respective products or materials from any documents deliverable to CELLDEX in connection with CELLDEX’s exercise of its audit and inspection rights hereunder.  BIOSYN may participate in CELLDEX’s audit and respond to any issues raised by CELLDEX based on such audit, with a corrective action plan.

4.8.         Each Party shall maintain, in accordance with and for the period required under cGMP and all other laws, rules and regulations, complete and adequate records pertaining to the methods and facilities used for the cGMP manufacture, processing, testing, packing, labeling, holding and distribution of BIOSYN KLH.

4.9.         Celldex may at its option evaluate other formulations of KLH manufactured by BIOSYN including VACMUNE® IEX.  Upon Celldex’s request, BIOSYN agrees to manufacture and supply VACMUNE® IEX to Celldex.  The cost of VACMUNE IEX will be the same as the cost of BIOSYN KLH per details in Section 5.  BIOSYN agrees to promptly provide access to the DMF for VACMUNE® IEX at no additional cost, if and when CELLDEX communicates in writing that CELLDEX intends to discontinue using BIOSYN KLH and will be using VACMUNE® IEX in its routine manufacturing of Rindopepimut.  Celldex agrees to pay for the stability studies of VACMUNE® IEX as detailed in Section 5.12

5.                                      PRICE AND PAYMENT

5.1.         The price to be paid by CELLDEX to BIOSYN for BIOSYN KLH shall be [*] per gram in 2014, [*] in 2015 and 2016 and [*] in 2017 Thereafter, commencing in January 2018, such price shall be reviewed and adjusted annually (upward or downwards), effective January of each Year, and such adjustment will not increase or decrease by [*].

5.2.         CELLDEX shall pay a non-refundable deposit of 50% of the product cost at the time of placing the order at the beginning of each year.

5.3.         The additional 50% of product cost shall be paid per Section 5.7.

5.4.         CELLDEX shall pay, effective Jan 2014, [*] per shipment towards the cost of shipping, packaging and temperature monitoring service for shipments of BIOSYN KLH within the United States.

5.5.         Effective January 1, 2014, CELLDEX shall pay no Customs or other related charges for BIOSYN KLH orders of [*] or more in a year.

5.6.         Effective January 1, 2014, CELLDEX shall pay a fee of [*] of the BIOSYN KLH cost towards Customs and other charges if the BIOSYN KLH product order is less than [*] in a year.

5.7.         Payment for BIOSYN KLH accepted by CELLDEX and expenses incurred by BIOSYN under Sections 5.3, 5.4 and if applicable 5.6 shall be made by CELLDEX to BIOSYN within thirty (30) days of the end of the month in which BIOSYN KLH is actually received by CELLDEX at the address specified in the purchase order provided by CELLDEX.

5.8.         CELLDEX shall pay a one-time non-refundable and non-exclusive licensing fee of [*] to BIOSYN, due in accordance with the following schedule:

5.8.1.      [*] on the Effective Date of the Original Agreement (which amount has been paid).

5.8.2.      Annual payments of [*] per year, payable each year on the anniversary date of the Effective Date of the Original Agreement, until such amount is paid in full. As of the Effective Date of this Agreement, the sum of [*] has been paid to BIOSYN.  Notwithstanding the foregoing, such annual installment shall not be payable by CELLDEX in the event this Agreement is terminated by CELLDEX at least sixty (60) days prior to the date such payment is to be made in accordance with the provisions of Section 9.3. In such event, CELLDEX will have no further obligation to make annual payments under this Section 5.8. Previously paid annual payments remain non-refundable.

5.8.3.      Outstanding balance, if any, shall be paid in full within thirty (30) days of FDA approval of Rindopepimut for commercial sale in the United States.

5.9.         In addition to the payments described in Section 5.8, CELLDEX shall also issue to BIOSYN a number of shares of common stock of CELLDEX determined by dividing (x) $2,000,000.00 by (y) the ten (10) day average closing price of the common stock of CELLDEX (ticker symbol CLDX) ending one (1) day prior to the Effective Date. At such time BIOSYN shall enter into a Subscription and Restricted Stock Agreement substantially in the form annexed hereto as Exhibit 5.9.

5.10.       In consideration for performing the Stability Studies for BIOSYN KLH described in Section 2.1.7 and as further set forth in Exhibit 2.1.7, CELLDEX shall pay to BIOSYN on the Effective Date of this Agreement the sum of [*].

5.11.       Intentionally Omitted.

5.12.       In the event that CELLDEX determines at a future date to use the VACMUNE® IEX formulation of KLH for the manufacture of Rindopepimut as provided in Section 4.9 above, CELLDEX will pay towards the cost of stability studies.  Such costs will equal the actual cost of the VACMUNE IEX product used in such stability studies plus $100,000.00 per batch or lot.

5.13.       CELLDEX shall pay to BIOSYN for any special requests by CELLDEX for product characterization, product quality, or any other requests for services or products not expressly provided for in this Agreement at a price to be negotiated by the parties.

5.14.       All amounts due and payable under this Agreement shall be made in United States currency.

5.15.       If any amounts due hereunder are not paid when due, the unpaid balance shall accrue interest at the rate of 1.5% per month until paid in full.

6.                                      BIOSYN LICENSE

6.1.         In consideration of the obligations undertaken by CELLDEX in this Agreement, BIOSYN hereby grants to CELLDEX (i) a non-exclusive perpetual, royalty-free license in the Territory, to BIOSYN KLH, to research, develop, make, have made, use, sell, offer for sale, export and import Rindopepimut (with the right to sublicense for the same purposes) during the Initial Term and any Further Term.

6.2.         BIOSYN will update and maintain the DMF per regulations of the Canadian and United States regulatory authorities including FDA, and will provide any additional data requested to support CELLDEX’s regulatory filings in any and all jurisdictions or countries in the Territory (including the EU) at no additional cost, pursuant to the licensing fee paid pursuant to Section 5.8.  Upon execution of this Agreement, BIOSYN shall provide to CELLDEX a full and complete copy of the DMF with a right to reference, use or otherwise access the DMF as necessary in connection with any filings necessary to gain regulatory approval of Rindopepimut anywhere in the Territory.

6.3.         BIOSYN will be responsible for any BIOSYN KLH related questions and specific regulatory related updates requested by the United States, Canadian, or other regulatory authorities in the Territory and shall provide CELLDEX with copies of any requests received and responses thereto.

6.4.         At the request of CELLDEX, BIOSYN shall provide a cross-reference letter (“Cross Reference Letter”) to the FDA, Canadian, or other regulatory authorities in the Territory, authorizing access to the DMF.

6.4.1.      In its request, CELLDEX shall provide the following information to BIOSYN for Cross Reference Letter issuance:

Title of the IND/NDA; Name and Address of IND/NDA Holder; IND/NDA number; and

Name and address of specific FDA, Canadian, or other regulatory reviewer, if available.

6.5.         BIOSYN will deliver to the FDA, Canadian, or other regulatory authority in the Territory with a copy to CELLDEX, the Cross Reference Letter, not later than thirty (30) days following the date of CELLDEX’S request.

7.                                      TERM

7.1.         This Agreement shall (unless terminated at an earlier date pursuant to Section 10) continue in full force and effect for the Initial Term and any Further Term.

7.2.         After the Initial Term or any Further Term, this Agreement shall be automatically extended for an additional Further Term unless terminated by either Party by giving to the other written notice of termination at least six (6) months prior to the end of the Initial or Further Term, as the case may be.

8.                                      FAILURE TO PERFORM

8.1.         A default by a Party occurs when:

8.1.1.      BIOSYN fails to comply with the terms of Sections 2 or 4 or any other covenant made by it under this Agreement; or

8.1.2.      CELLDEX fails to comply with the terms of Sections 3 or 5 or any other covenant made by it under this Agreement.

8.2.         In the event either Party is in default under Section 8.1 of this Agreement, the other Party shall give notice of default to the defaulting Party. The defaulting Party shall be allowed thirty (30) days to cure their breach. Failure to cure such default within thirty (30) days permits the non-breaching Party, without limitation to other remedies, to terminate this Agreement pursuant to Section 9 below.

8.3.         In the event BIOSYN fails to perform pursuant to the events of Section 8.1.1, and notwithstanding any limitations set forth in Section 4.6 hereof, CELLDEX is entitled to attempt to cover by obtaining pharmaceutical grade (cGMP) KLH from any other source without prejudice to any other remedy, provided, BIOSYN shall be entitled to first cure the event pursuant to Section 8.2.

9.                                      TERMINATION

9.1.         Subject to Sections 9.3 and 8.2, either Party may terminate this Agreement upon either of the events of Section 8.1. If, however, termination is pursuant to Section 9.2 and BIOSYN is the Breaching Party, BIOSYN agrees that it will not withdraw supplies of BIOSYN KLH required for the completion of any clinical trial for Rindopepimut conducted by CELLDEX pending at the time of CELLDEX’s notice of termination, so long as CELLDEX is not in violation of Sections 3 or 5 and shall continue to supply such quantities of BIOSYN KLH to CELLDEX until CELLDEX is able to complete the Technology Transfer contemplated in Section 4.6 above. In addition, CELLDEX shall have the continued right and license to reference the DMF as necessary to continue to develop and commercialize Rindopepimut.

9.2.         Events that permit termination, other than the events of Section 8.1, are:

9.2.1.      the passing by a Party of a resolution for its winding-up or the making by a court of competent jurisdiction of an order for the winding-up of the other Party or the dissolution of the Party;

9.2.2.      the making of an administration order in relation to the a Party or the appointment of a receiver over, or the taking of possession or sale by an encumbrance of, any of the Party’s assets;

9.2.3.      the Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

9.3.         Notwithstanding anything herein to the contrary, CELLDEX shall have the right to terminate this Agreement upon sixty (60) days written notice to BIOSYN in the event CELLDEX shall determine not to proceed with the development of Rindopepimut for any reason. In such event, CELLDEX shall cease further development of Rindopepimut.

10.                               CONSEQUENCES OF TERMINATION

10.1.       Subject to Section 9.1, all rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect:

10.1.1.    the accrued rights and obligations of the Parties at the date of termination; and

10.1.2.    the continued existence and validity of the rights and obligations of the Parties under Sections 2 and 5 (but only in respect of any orders made by CELLDEX prior to the date of termination as to both Sections 2 and 5), Section 4.6, Section 9.1 (as it relates to BIOSYN), Section 10, and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

11.                               INDEMNIFICATION

11.1.       BIOSYN shall indemnify CELLDEX, its Affiliates, and their respective officers, employees and agents (“CELLDEX Indemnitees”) for any loss, damage, costs and expenses (including reasonable attorney fees) that CELLDEX Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) a failure by BIOSYN or any of its employees to perform the obligations in accordance with Section 2 of this Agreement, (ii) any negligent, wilful or reckless action, misconduct, error, inaction or omission of BIOSYN or its employees, agents or subcontractors or (iii) any claims alleging that the BIOSYN KLH infringes any intellectual property rights of a Third Party except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any CELLDEX Indemnitees.

11.2.       CELLDEX shall indemnify BIOSYN, its Affiliates, and their respective officers, employees and agents (“BIOSYN Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that BIOSYN Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) any negligent, wilful or reckless action, misconduct, error, inaction or omission of CELLDEX or its employees, agents or subcontractors. (ii) any claims alleging that Rindopepimut infringes any Intellectual Property rights of third parties; or (iii) the manufacture, use, sale, or distribution of Rindopepimut, including any claims of product liability; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any BIOSYN Indemnitees.

11.3.       If the Party to be indemnified intends to claim indemnification under this Section 11 it shall promptly notify the indemnifying Party in writing of such claim.  The indemnitor shall have the right to control the defense and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense.  The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Section 11.  The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Section 11.

12.                               COSTS

Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

13.                               FURTHER ASSURANCE

Each Party shall at its own cost do and execute or procure to be done and executed all necessary acts, agreements, documents and things reasonably within its power to give effect to this Agreement.

14.                               DISCLAIMERS

14.1.       EXCEPT AS SET FORTH IN SECTIONS 2 AND 4 OF THIS AGREEMENT, BIOSYN DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND RELATING TO BIOSYN KLH WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.2.       IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THE BIOSYN KLH OR BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.                               GENERAL.

15.1.       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all such previous agreements.

15.2.       No modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

15.3.       The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy or the exercise of any other right or remedy.

15.4.       Except as expressly provided in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.5.       Any date, time or period referred to in this Agreement is of the essence except only to the extent of which the Parties agree in writing to vary it in which event the varied date, time or period is of the essence.

15.6.       Nothing in this Agreement be construed as creating a partnership between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

15.7.       The prevailing party(ies) in any litigation, arbitration, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney’s fees.

16.                               ASSIGNMENT.

Neither Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of the other Party; provided, however, that CELLDEX shall have the right to assign the Agreement, without BIOSYN’S consent to (a) its Affiliate(s) (provided that the assigning Party shall remain jointly and severally liable with such Affiliate(s) under this Agreement), and (b) an entity that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, reorganization, acquisition, sale or otherwise.

17.                               NOTICES.

17.1.       Any notice or other communication under or in connection with this Agreement shall be in writing in the English language and shall be delivered personally or sent by first class post pre-paid recorded delivery and air mail, by confirmed telefax, or by confirmed electronic mail (e-mail) to the Party due to receive the notice or communication at its address set out in this Agreement or such other address as either Party may specify by notice in writing to the other.

17.2.       In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

17.2.1.    if delivered personally, when left at the address referred to in this Agreement;

17.2.2.    if sent by mail other than air mail, six (6) days after posting it;

17.2.3.    if sent by air mail, six (6) days after posting it; and

17.2.4.    if sent by confirmed telefax or confirmed e-mail, when clearly received in full.

18.                               GOVERNING LAW AND JURISDICTION.

18.1.       This Agreement is governed by, and shall be construed in accordance with Delaware law.

18.2.       Each party irrevocably waives any objection which it might at any time have to the courts of Delaware being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that the courts of Delaware are not a convenient or appropriate forum.

18.3.       Each party agrees that the process by which any proceedings are begun in Delaware may be served on BIOSYN by being delivered in accordance with Section 17. Nothing contained in this paragraph shall affect the right to serve process in any other manner permitted by law.

18.4.       This Agreement is drawn up in the English language and if this Agreement is translated into any language other than the English language this version shall prevail.

19.                               COUNTERPARTS.

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

As WITNESS the hands of the Parties or their duly authorized representatives the day and year first above written.

Signed by:	/s/ Anthony S. Marucci
for and behalf of
CELLDEX THERAPEUTICS, INC.

Signed by:	/s/ Shammana Muddukrishna
for and behalf of
BIOSYN Corporation

Signed by:	/s/Ortwin Kottwitz
for and behalf of
BIOSYN Arzneimittel GmbH

Exhibit 2.1.7

Stability Studies

The Stability Study in accordance with BIOSYN’S procedures will be of [*] of the current formulation of BIOSYN KLH (supplied since the date of the Original Agreement) as follows:

(1)           A Stability Study of [*] in duration from [*] in 50 ml bags filled with BIOSYN KLH under storage conditions at [*] (from current manufacturing process.

(2)           An stress study of BIOSYN KLH under [*] and at [*].

The Stability Studies are estimated to be completed by approximately [*].  A draft copy of the stability results will be provided upon execution of this Agreement and a final report will be provided upon study completion.

Upon the request of CELLDEX, BIOSYN shall provide and make available BIOSYN KLH from the Stability Studies so as to enable CELLDEX to assess BIOSYN KLH in conjugation and Rindopepimut product quality.

Exhibit 2.1.8

INTENTIONALLY OMITTED

.

Exhibit 2.1.9

QUALITY AGREEMENT

Quality Agreement

BIOSYN Corporation, a company incorporated in California, USA, whose registered office is at 5939 Darwin Court, Suite 114, Carlsbad, CA 92008, USA, and a wholly owned subsidiary of BIOSYN Arzneimittel GmbH, Germany (collectively referred to herein as “BIOSYN”); and Celldex Therapeutics,(“Celldex”) 119 Fourth Ave., Needham, MA 02494.

SCOPE

This QUALITY AGREEMENT (hereinafter the “Agreement”) outlines the co-operation and Current Good Manufacturing Practices (as defined below), Quality Assurance (“QA”) and Compliance responsibilities (collectively the “QUALITY RESPONSIBILITIES”) between Celldex  and BIOSYN with respect to the supply of BIOSYN KLH meaning the form of KLH manufactured by BIOSYN as [*], a raw material to be purchased by Celldex (hereinafter the “Material”) as Bulk liquid in bags to be used in products manufactured by and for Celldex.  The terms and conditions of this Agreement shall remain in full force and effect during the term of the Third Amended and Restated Supply Agreement, as amended, entered into between Celldex and BIOSYN related to the Material (the “Supply Agreement”).  The termination of this Agreement shall not affect the continued existence and validity of the rights and obligations of the parties hereunder necessary for the interpretation or enforcement of this Agreement.  The Agreement can be amended or revised at any time pursuant to a signed written amendment of authorized representatives of the parties.

OBJECT OF THE AGREEMENT

The aim of this Agreement is to define and agree upon the cGMP (as defined below) and Quality responsibilities associated with the manufacture, testing and quality provisions of the Material manufactured by BIOSYN and supplied to Celldex.

The Quality responsibilities associated with the manufacture of the Material must meet all applicable requirements of the Code of Federal Regulations of the U.S. Food and Drug Administration, 21 CFR Parts 210, 211, 610, and corresponding EU directive 2003/94/EC and all relevant implementation of such directive and relevant guidelines interpreting same. . This is also stated in ICH Guidance Q7 on Good Manufacturing Practice for Active Pharmaceutical Ingredients. Celldex may not require BIOSYN to perform activities that do not meet the current requirements of 21 CFR Parts 210, 211, 600 and 610, or other directives as identified above.

MANUFACTURER DESCRIPTION

BIOSYN is a cGMP manufacturer of hemocyanin, selenium and other pharmaceutical products.

DOCUMENTS

Procedures

BIOSYN’s established facility, equipment, process, Quality Control (QC) and Quality Assurance (QA) System Operating Procedures shall be used to manufacture, test and disposition the Material.  The Material will be manufactured and tested according to the BIOSYN Drug Master File.

Quality Responsibilities Documents

The Quality Responsibilities apply to operating procedures, lot manufacturing instructions, Standard Operating Procedures (“SOPs”), lot release, stability testing, and any other cGMP related documents necessary for BIOSYN to fulfill their obligation.  BIOSYN will complete all documentation to release and ship Material and will supply Celldex with identified shipping and quality documentation with each batch of Material.

RESPONSIBILITIES

BIOSYN must have adequate resources to carry out the manufacture, testing and quality oversight of the Material and report to Celldex in writing any changes to the manufacturing process that could affect the Material as specified at the time of this Agreement.  BIOSYN is responsible for the training of all personnel in established BIOSYN’s Manufacturing, Testing and Quality System procedures.

BIOSYN will have all regulatory responsibilities for the product.  All inquiries to the manufacturer from regulatory authorities regarding Celldex products shall be forwarded to Celldex Quality & Regulatory Affairs.  Similarly all discussions with regulatory authorities regarding Celldex Product (Rindopepimut) shall be conducted only with the participation of Celldex Regulatory Affairs

Celldex is responsible to place orders for the Material with BIOSYN in accordance with the approved Supply Agreement with respect to quantities, packaging and date of delivery.  Celldex or the designated Contract Manufacturer will inspect the Material upon receipt and report any issues to BIOSYN in a timely fashion.

Temperature monitors will be handled per BIOSYN’s instruction and BIOSYN is responsible to investigate temperature excursions due to shipping issues.

The following table outlines general responsibilities of the parties for this Agreement:

Note:  An “X” in both columns indicates that the activity is conducted by BIOSYN with Celldex approval.

Process	Responsibility	Celldex	BIOSYN
Manufacture, Testing and Release	Manufacturing Master Record		X
	Manufacturing Batch File		X
	Performing batch processing/ labeling and packaging		X
	Major Deviation Notification		X
	Stability program		X
	Retain Samples		X
	Specifications and Test Methods		X
	Testing		X

Process	Responsibility	Celldex	BIOSYN
	Change control Notification		X
Shipping	Documentation supplied
	• Packing slip		X
	• Certificate of Analysis		X
	• Certificate of Compliance		X
	• Certificate of Origin		X
Shipment
	• Qualified shipping container		X
	• Shipping Deviations	X	X
	• Return of temperature recorder	X
Raw Material procurement	Qualification of raw materials		X
	Retain raw material samples		X
	Notification of changes to critical raw materials		X
Validation	Process Validation		X
	Test Method Validation		X
	Cleaning Validation		X

DEFINITIONS AND ABBREVIATIONS

Audit:   A planned, independent, documented, objective assessment per written procedures to verify that systems and/or processes have been developed, and are currently being followed to achieve quality system objectives and/or regulatory requirements.

cGMP, or Current Good Manufacturing Practices: Means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act and its implementing regulations at 21 CFR (Chapters 210, 211, 600 and 610) and relevant FDA Guidance interpreting same and EU directive 2003/94/EC and all relevant implementation of such directive and relevant guidelines interpreting same.

Change: A modification, addition or deletion to a current process, method, piece of equipment, service, or procedure that is identified as a result of a complaint, internal or external audit, review of quality control data, review of processing records, staff recommendation, regulatory changes, or other means of determining process improvements.

Major Deviation: An occurrence that is a significant departure from documented procedures or specifications. Major deviations may require good scientific review or medical judgment upon the company’s behalf.

Moderate Deviation:  An occurrence that has the potential for affecting the identity, strength, quality, safety or efficacy of the product but can be definitively confirmed through further investigation or testing that the Material either conforms to existing specifications and is accepted or does not and must be rejected.

Minor Deviation: A minor alteration from established procedures (SOP’s) as judged by supervisors and or managers.  A minor deviation does not affect the identity, strength, quality, safety or efficacy of the Material.

Supplier: Distributor of a raw material or service.

PRODUCT AND MANUFACTURING DESCRIPTION

BIOSYN will manufacture, test, disposition and ship the Material to Celldex in accordance with the applicable Drug Master File, Food and Drug Administration, 21 CFR Parts 210 and 211, 610, and applicable EU regulations.  BIOSYN will source and use qualified / approved vendors for raw materials used in the manufacture of the Material. Manufacturing shall be performed in cGMP dedicated BIOSYN facilities in Carlsbad, CA USA, at 5939 Darwin Court, Suite 114, and in Fellbach, Germany at Schorndorfer Str.  32 D-70734 Fellbach, Germany.  Hemolymph is collected at the Carlsbad site from keyhole limpets collected from Southern California coastal waters and purified and packaged at the German site. The use of any additional facilities not referenced in this Agreement must be approved in writing in advance by Celldex. .  The German facility is cGMP certified by local German authorities.

BIOSYN will maintain all licenses, registrations and other authorizations, as required to operate a cGMP facility under the applicable laws.

BIOSYN will operate the facility in a manner to prevent contamination and/or cross contamination in conformance with cGMPs and other applicable regulations.

Changes to the manufacture, components, and/or packaging must be communicated to Celldex QA in writing prior to implementation (if planned) or prior to disposition of Material manufactured for Celldex.

INSPECTION AND TESTING

All testing must be done in accordance with approved written procedures and cGMPs.

Changes to the testing and stability program must be communicated in writing to Celldex QA prior to implementation (if planned) or prior to disposition of Material manufactured for Celldex.

ANALYTICAL METHODS

All analytical methods used for in-process, stability or release testing performed by BIOSYN must be appropriately validated and/or qualified.

All contract testing laboratories used by BIOSYN must be approved / qualified by BIOSYN in accordance with cGMP.

Celldex reserves the right to conduct additional investigations on any material, or test to determine the suitability of KLH used for cGMP manufacturing of Celldex products.

CHANGE CONTROL AND DEVIATIONS

BIOSYN shall inform Celldex Quality Assurance in writing of proposed changes in the Manufacturing process affecting the Material from that described in the Drug Master File. Change Control documentation and Major Deviations affecting the Material will be made available prior to use of the affected Material.

STABILITY TESTING AND EXPIRATION DATING

Stability testing of the Material will be maintained by BIOSYN.  Changes to the expiration date of a batch sent to Celldex will be reported in a timely fashion in writing to Celldex.

Any stability failures (OOS) must be communicated to Celldex in writing within 5 business days of confirmation.

EQUIPMENT AND PROCESS VALIDATION

Validation records will be maintained by the BIOSYN and re-validation will be performed as required.

DISPOSITION AND SHIPMENT

BIOSYN will release the Material after manufacturing batch record review according to their approved procedures, closing out all deviations, investigations, and Out of Specification reports, and reviewing all testing results and environmental monitoring data.

Information describing the manner and conditions of shipment of the Material and validation of these shipping conditions will be maintained.

AUDITS

BIOSYN will provide reasonable access to their premises, during normal working hours, to permit audits of their manufacturing and testing areas to periodically assess compliance with applicable product and establishment standards and cGMP.  The frequency and triggers for audits and the timing for audits is set forth in Section 4.7 of the Supply Agreement. Celldex may bring up to [*] people to perform the audit for a maximum of [*] days.   Celldex will supply the head of quality and/or BIOSYN Management at BIOSYN with an audit agenda outlining the scope of the audit. Within [*] business days following the audit, Celldex will supply BIOSYN with a written audit report.  BIOSYN will address audit comments within [*] business days. The audit will remain open and the Quality Units at BIOSYN and Celldex will cooperate so that all comments are satisfactorily resolved in a timely manner.

FDA / REGULATORY INSPECTION

BIOSYN permits inspections by the Regulatory Authorities of all relevant premises, procedures and documentation.

BIOSYN will notify promptly Celldex Regulatory Affairs & Quality of any FDA or other Regulatory Authority investigation related to Material acquired by Celldex and allow the Celldex Regulatory Affairs & Quality to be present for any regulatory inspection that involves Material acquired by Celldex.

BIOSYN will notify Celldex of any adverse inspection or audit findings from an external agency that may directly impact Material acquired by Celldex.

BIOSYN will provide copies to Celldex QA of any regulatory authority findings in relation to the Material acquired by Celldex.

BIOSYN will generate responses to any Regulatory Authority audit finding, or the like, in a timely manner.

Celldex provides input and approves response(s) to any Regulatory Authority audit finding, or the like, directly related to the Material acquired by Celldex.

BIOSYN provides Celldex with copies of final response(s) to Regulatory Authority findings, or the like, relating to the Material acquired by Celldex within [*] working days. Celldex acknowledges these responses maybe redacted for any third party owned confidential or proprietary information that is unrelated to the Material acquired by Celldex.

BIOSYN will notify Celldex within [*] business days when a Regulatory Inspection documents an observation that may interrupt the manufacture of the Material.

BIOSYN notifies Celldex of any requests for information, notices of violation or other communications from a Regulatory Authority relating to environmental, occupational health and safety compliance related directly to the Material acquired by Celldex.

RETAIN SAMPLES

Adequate retain samples from each lot of Material sent to Celldex will be taken and maintained at BIOSYN based on established criteria.

REQUESTED INFORMATION

BIOSYN will provide to Celldex any information required for regulatory submissions.  This may include letters of cross reference to regulatory filings made by BIOSYN, data to support regulatory filings, and changes.

PRODUCT COMPLAINTS

BIOSYN will provide written investigation reports, regarding complaints of a quality nature for Material provided to Celldex, within [*] weeks of receiving written notification of the complaint.  If additional time is required to complete the investigation, an interim report and timeline will be provided.

RECORD RETENTION

All documentation relating to the manufacture of the lot(s) of Material for Celldex shall be held by BIOSYN for a minimum of 5 years and in accordance with cGMP.

INFORMATIONAL UPDATES AND CORRESPONDENCES

Informational and correspondences will be supplied to Celldex as indicated below:

BIOSYN will supply Celldex with updates regarding the manufacture of the Material when timelines change from those originally agreed upon.

BIOSYN will confirm with Celldex the date of shipping at least 2 weeks prior to this date.

A LIST OF KEY CONTACTS, WITH TITLES, PHONE NUMBERS AND EMAIL.

Contacts	Biosyn USA 5939 Darwin Court, Suite 114, Carlsbad, CA 92008, USA Biosyn Germany Schorndorfer Str 32, Fellbach Germany 70734 Ph: Fx:	Celldex Therapeutics Inc. 119 Fourth Avenue Needham, MA 02494 Ph: Fx:

Primary	President Email: Ph:	VP Commercial Manufacturing e-mail: phone:

Manufacturing	Managing Director e-mail: Ph:	Executive Director, Manufacturing e-mail: phone:

Quality Control	Quality Person/Quality Control e-mail: Ph:	Director, Quality Control e-mail: phone:

Quality Assurance	Ph:	Executive Director, Quality Assurance e-mail: phone:

Regulatory Affairs	e-mail: Ph:	Associate Director, Regulatory Affairs e-mail: phone:

The parties agree that this constitutes the entire agreement and there are no further items or provisions, either oral or otherwise.

The parties have executed this Agreement on

Signed by:
For and on behalf of
CELLDEX THERAPEUTICS, INC.

Signed by:
For and on behalf of
BIOSYN Corporation

Name	Date
Torsten Bauer
Quality Person (QP)
biosyn Arzneimittel GmbH

Donna M. Jordan	Date
Executive Director, Quality Assurance
Celldex Therapeutics Inc.

Exhibit 5.9

Subscription and Restricted Stock Agreement

CELLDEX THERAPEUTICS, INC.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Subscription Agreement”) is made as of October 15, 2014 (the “Effective Date”) by and between BIOSYN Corporation (“BIOSYN”) and Celldex Therapeutics, Inc. (“Celldex”).

Section 1.              Subscription.  Reference is made to the THIRD AMENDED AND RESTATED SUPPLY AGREEMENT, dated as of October 15, 2014 (the “Supply Agreement”), between BIOSYN and Celldex.  Pursuant to Section 5.9 of the Supply Agreement as additional compensation to BIOSYN, on the Effective Date, Celldex shall issue to BIOSYN a number of shares of common stock of Celldex determined by dividing (x) $2,000,000.00 by (y) the ten (10) day average closing price of the common stock of Celldex (ticker symbol CLDX) ending one (1) day prior to the Effective Date.  BIOSYN, intending to be legally bound, hereby irrevocably enters into this Subscription Agreement for shares of common stock, par value $0.001 per share (the “Shares”) of Celldex.  BIOSYN acknowledges and agrees that upon BIOSYN’s receipt of the Shares, Celldex shall have no further obligations to make any payments to BIOSYN pursuant to Section 5.9 of the Supply Agreement.

Section 2.              Representations and Warranties of BIOSYN.  BIOSYN hereby represents, warrants, acknowledges and agrees as follows as of the date hereof and as of each date on which Shares are issued to BIOSYN:

A.            BIOSYN is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  BIOSYN has all requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement, and this Subscription Agreement has been duly authorized and validly executed and delivered by BIOSYN.  All corporate actions on the part of BIOSYN necessary for the authorization, execution, delivery of and the performance of all obligations of BIOSYN under this Subscription Agreement have been taken.

B.            The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  BIOSYN understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and the provisions of Regulation D promulgated thereunder and Section 18(b)(3) thereof, based, in part, upon the representations, warranties and agreements of BIOSYN contained in this Subscription Agreement.

C.            The Shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  Legends shall be placed on the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in Celldex’s books and records.  Stop transfer instructions will be placed with the transfer agent of the securities constituting the Shares.

D.            BIOSYN is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and BIOSYN has no present intention of selling, granting any participation in, or otherwise distributing the same. BIOSYN further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.

E.             BIOSYN has had a reasonable opportunity to ask questions of and receive answers from [a] person[s] acting on behalf of Celldex concerning the business, financial condition, results of operations and prospects of Celldex, and all such questions have been answered to the full satisfaction of BIOSYN.  BIOSYN is satisfied that it has received adequate information with respect to all matters which it considers material to its decision to make this investment

F.              BIOSYN can protect its own interests. BIOSYN has such knowledge and experience in financial and business matters so that BIOSYN is capable of evaluating the merits and risks of its investment in Celldex.  BISOYN understands and acknowledges that an investment in Celldex is highly speculative and involves substantial risks, including, but not limited to, the risk factors set forth in Celldex’s SEC filings. BIOSYN’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time.

G.            BIOSYN is an “accredited investor” as defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

Section 3.              Lock-up Agreement.  BIOSYN hereby agrees that, during the twelve (12) month period commencing on the Effective Date of the Supply Agreement (the “Stockholder Lock-Up Period”), BIOSYN will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Covered Shares, or any options or warrants to purchase any of the Covered Shares, or any securities convertible into, exchangeable for or that represent the right to receive any of the Covered Shares. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Covered Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Covered Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Covered Shares.  “Covered Shares” means [insert number that is 50% of the shares] of the Shares.  Celldex may impose stop-transfer instructions with respect to any Shares subject to the foregoing restriction until the end of the Stockholder Lock-Up Period.

Section 4.              Representations and Warranties of Celldex

A.                            Celldex is duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority pursuant to the applicable corporate laws of the state of Delaware to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

B.                            Celldex has the requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement.  All corporate action on the part of Celldex and its officers, directors and stockholders necessary has been taken for:  (i) the authorization of the Subscription Agreement and the performance of all obligations of Celldex hereunder; and (ii) the authorization, sale, issuance and delivery of the Securities pursuant to the Subscription Agreement.  The Shares, when issued pursuant to and in accordance with the terms of this Subscription Agreement and, upon delivery, shall be validly issued and outstanding, fully paid and non assessable.

C.                            The Subscription Agreement will constitute, valid and legally binding obligations of Celldex and is enforceable against Celldex in accordance with its terms, except :  (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (b) general principles of equity that restrict the availability of equitable or legal remedies

D.                            Celldex is subject to the reporting requirements under Securities Exchange Act of 1934 (the “Exchange Act”).  Celldex has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof, or such shorter period of time that Celldex was subject to such filing requirements.  As of their respective dates, the reports filed by Celdlex with the SEC complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

E.                            Celldex agrees to cooperate with BIOSYN in connection with all resales of Shares pursuant to Rule 144.  In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, Celldex may require the transferor to provide to Celldex an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to Celldex, to the effect that such transfer does not require registration under the Shares.

Section 5.              Indemnification.  Each of BIOSYN and Celldex agrees to indemnify and hold harmless the other and its officers, directors, employees and affiliates against all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty or breach by BIOSYN or Celldex, as the case may be, of any representation, warranty, covenant or agreement made by BIOSYN or Celldex herein or in any other document delivered in connection with this Subscription Agreement.

Section 6.                Registration Rights.

A.  Registration.  As promptly as practicable, Celldex shall use commercially reasonable efforts prepare and file with the SEC a prospectus supplement (the “Prospectus Supplement”) to its Registration Statement on Form S-3 (File No. 333-192640) or such other registration statement on Form S-3 that may be effective at the time (the “Registration Statement”) covering the resale of the Registrable Shares for an offering to be made on a continuous basis pursuant to Rule 415.  “Registrable Shares” means the Shares less the Covered Shares.  Celldex’s obligation to register the Registrable Shares shall cease upon the earlier of  (i) the date that all Registrable Shares covered by such Prospectus Supplement have been sold, (ii) the date that all Registrable Shares covered by such Prospectus Supplement can be sold publicly without restriction or limitation under Rule 144 (including, without limitation, the requirement to be in compliance with Rule 144(c)(1)) or (iii) the date that is two (2) years following the date hereof (the period ending on the earliest of such dates, the “Effectiveness Period”).

B. Registration Procedures.  In connection with Celldex’s registration obligations hereunder, Celldex shall:

(i)            Not less than five (5) Trading Days prior to the filing of the Prospectus Supplement or any amendment or supplement thereto, furnish via email to BIOSYN copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of BIOSYN.

(ii)          Notify BIOSYN as promptly as reasonably possible of any of the following events: (i) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any proceedings for that purpose; (ii) Celldex receives notice of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; (iii) the financial statements included in any Registration Statement become ineligible for inclusion therein or (v) Celldex becomes aware that any Registration Statement or Prospectus Supplement or other document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii)          It shall be a condition precedent to the obligations of Celldex to complete the registration of the Registrable Shares pursuant to this Agreement that BIOSYN furnish to Celldex the information that Celldex reasonably requests with respect to BIOSYN, the Registrable Shares, and other securities held by BIOSYN and the intended method of disposition of the Registrable Shares  held by BIOSYN (if different from the Plan of Distribution set forth in the Registration Statement) as shall be reasonably required to effect the registration of such Registrable Shares and shall complete and execute such documents in connection with such registration as Celldex may reasonably request.

C.            Indemnification by BIOSYN.  BIOSYN shall indemnify and hold harmless Celldex, its directors, officers, agents and employees, each person who controls  Celldex (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus or Prospectus Supplement, or any form of prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished by BIOSYN in writing to Celldex for inclusion in such Registration Statement or such Prospectus or such Prospectus Supplement or to the extent that such information relates to BIOSYN or BIOSYN’s proposed method of distribution of Registrable Shares and was reviewed and expressly approved by BIOSYN for use in the Registration Statement or Prospectus or Prospectus Supplement.  In no event shall the liability of BIOSYN hereunder be greater in amount than the dollar amount of the net proceeds received by BIOSYN upon the sale of the Registrable Shares giving rise to such indemnification obligation.

Section 7.              Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given: (a) if to Celldex, at the address set forth in the Supply Agreement, or (b) if to BIOSYN, at the address set forth in the Supply Agreement (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

Section 8.              Assignability.  This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by BIOSYN and the transfer or assignment of the Shares shall be made only in accordance with all applicable laws and the terms of this Subscription Agreement.

Section 9.              Governing Law.  This Subscription Agreement and all matters arising, directly or indirectly, herefrom are governed by, and shall be construed in accordance with Delaware law.  Each party irrevocably waives any objection which it might at any time have to the courts of Delaware being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that the courts of Delaware are not a convenient or appropriate forum.  Each party agrees that the process by which any proceedings are begun in Delaware may be served on BIOSYN by being delivered in accordance with Section 5 above. Nothing contained in this paragraph shall affect the right to serve process in any other manner permitted by law.  This Subscription Agreement is drawn up in the English language and if this Subscription Agreement is translated into any language other than the English language this version shall prevail.

Section 10.            Confidentiality.  BIOSYN acknowledges and agrees that any information or data it has acquired from or about Celldex, not otherwise properly in the public domain, was received in confidence.  BIOSYN agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Subscription Agreement, or use to the detriment of Celldex or for the benefit of any other person or persons, or misuse in any way, any confidential information of Celldex, including any scientific, technical, trade or business secrets of Celldex and any scientific, technical, trade or business materials that are treated by Celldex as confidential or proprietary, including, but not limited to, ideas, discoveries, inventions, developments and improvements belonging to Celldex and confidential information obtained by or given to Celldex about or belonging to third parties.

Section 11.            Miscellaneous.  This Subscription Agreement constitutes the entire agreement between BIOSYN and Celldex with respect to the subject matter hereof and supersedes all prior oral, electronic or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  Each party’s covenants, agreements, representations and warranties made in this Subscription Agreement shall survive the execution and delivery hereof and delivery of the Shares.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Subscription Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.  This Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Subscription Agreement may also be executed via facsimile or pdf, which shall be deemed an original.  Any provision of this Subscription Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.  Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Subscription Agreement as set forth in the text.

[Signature Page to Follow]

As WITNESS the hands of the Parties or their duly authorized representatives the day and year first above written.

Signed by:
for and behalf of
CELLDEX THERAPEUTICS, INC.

Signed by:
for and behalf of
BIOSYN CORPORATION

Schedule 1

PRODUCT DATA SHEET

PRODUCT DATA SHEET

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PRODUCT TEST PARAMETER and SPECIFICATION

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Schedule 2

Purchase order

TO:	BIOSYN Corporation
5939 Darwin Courts, Suite 114
Carlsbad, CA 92008, USA
FROM:	Celldex Therapeutics Inc
53 Frontage Road, Suite 220, Hampton New Jersey, 08827 USA

Please find below an order for BIOSYN KLH made in accordance with the terms of the Supply Agreement entered into between us on July 21, 2006.

Date of order:

Quantity of order:

Delivery Date: within 90 days from date of order

Address in the

USA for delivery:

Price:

Payment Enclosed (50% of Total Product):

Payment Date: 30 days from end of month in which order actually received at USA address for delivery.

Please confirm your acceptance of this order within 7 days of the date hereof by completing the acceptance form below and returning it to us, for the attention of by fax (fax number).

Signed
For and on behalf of Celldex Therapeutics Inc.

Date, Place

Order acceptance by BIOSYN Corporation

Signed
For and on behalf BIOSYN Corporation

Date, Place

Schedule 3

Free Carrier

“Free Carrier” means that the seller fulfils his obligation to deliver when he has handed over the goods, cleared for export, into the charge of the carrier named by the buyer or another person nominated by the buyer at the seller’s premises or another named place. When, according to commercial practice, the seller’s assistance is required in making the contract with the carrier (such as in rail or air transport) the seller may act at the buyer’s risk and expense.

This term may be used for any mode or modes of transport. “Carrier means the party with whom carriage is contracted.

A. The seller must

A.l Provision of goods In conformity with the contract

Provide the goods and the commercial invoice, or its equivalent electronic message, in conformity with the contract of sale and any other evidence of conformity which may be required by the contract.

A.2 Licenses, authorizations and formalities

Obtain at his own risk and expense any export license or other official authorization and carry out all customs formalities necessary for the exportation of the goods.

A.3 Contract of carriage and insurance

a) Contract of carriage

No obligation. However, if requested by the buyer or if it is commercial practice and the buyer does not give an instruction to the contrary in due time, the seller may contract for carriage on usual terms at the buyer’s risk and expense. The seller may decline to make the contract and, if he does, shall promptly notify the buyer accordingly.

b) Contract of insurance

No obligation.  However, the seller must provide to buyer, at the buyer’s request, risk and expense (if any), with information that the buyer needs for obtaining insurance.

A.4 Delivery

Deliver the goods into the custody of the carrier or another person (e.g. a freight forwarder) named by the buyer, or chosen by the seller in accordance with A.3.a), at the named place or point (e.g. transport terminal or other receiving point) on the date or within the period for delivery and in the manner agreed or customary at such point. Delivery is completed:

a) If the named place is the seller’s premises, when the goods have been loaded on the means of transport provided by the buyer.

b) In any other case, when the goods are placed at the disposal of the carrier or other person nominated by the buyer on the seller’s means of transport ready for unloading.

A.5 Transfer of risks

Subject to the provisions of B.5., bear all risks of loss of or damage to the goods until such time as they have been delivered in accordance with A.4.

A.6 Division of costs

Subject to the provisions of B.6

•                              pay all costs relating to the goods until such time as they have been delivered to the carrier in accordance with A.4.;

•                              pay the costs of customs formalities as well as all duties, taxes, and other official charges payable upon exportation.

A.7 Notice to the buyer

Give the buyer sufficient notice that the goods have been delivered in accordance with A.4.  Should the carrier or another person nominated by the buyer fails to take the goods into his charge at the time agreed, the seller must notify the buyer accordingly.

A.8 Proof of delivery, transport document or equivalent electronic message

Provide the buyer at the seller’s expense with the usual  proof of delivery of the goods in accordance with A.4.

Provide assistance to the buyer, at the buyer’s request, risk and expense, in obtaining a transport document.

A.9 Checking packaging — marking

Pay the costs of those checking operations (such as checking quality, measuring, weighing, counting) which are necessary for the purpose of delivering the goods in accordance with A.4, as well as the costs of any pre-shipment inspection mandated by the authority of the country of export. Provide at his own expense packaging (unless it is usual for the particular trade to send the goods of the contract description unpacked).  The seller may package the goods in the manner appropriate for their transport, unless the buyer has notified the seller of specific packaging requirements before the contract of sale is concluded. Packaging is to be marked appropriately.

A.1O  Assistance with Information and Related Costs

Where applicable, in a timely manner, provide to or render assistance in obtaining for the buyer, at the buyer’s request, risk and expense, any documents and information, including security-related information, that the buyer needs for import of the goods and/or their transport to the final destination.

Reimburse the buyer for all costs and charges incurred by the buyer in providing or rendering assistance in obtaining documents and information as envisaged in B10.

B. The Buyer Must

B.1 General obligations of the buyer

Pay the price as provided in the contract of sale.

Any document referred to in B1-B10 may be an equivalent electronic record or procedure if agreed between the parties or customary.

B.2 Licenses, authorizations, security clearances and other formalities

Obtain at his own risk and expense any import license or other official authorization and carry out all customs formalities for the importation of the goods and, where necessary, for their transit through another country.

B.3 Contract of carriage

Contract at his own expense for the carriage of the goods from the named place, except as provided for in A.3.a).

B.4 Taking delivery

Take delivery of the goods in accordance with A.4.

If no specific point has been notified by the buyer under B7 within the named place of delivery, and if there are several points available, the seller may select the point that best suits its purpose.

Unless the buyer notifies the seller otherwise, the seller may deliver the goods for carriage in such a manner as the quantity and/or nature of the goods may require.

B.5 Transfer of risks

Bear all risks of loss of or damage to the goods from the time they have been delivered in accordance with A.4.

Should he fail to give notice in accordance with B.7., or should the carrier named by him fail to take the goods into his charge, then the buyer shall bear all risks of loss of or damage to the goods from the agreed date or the expiry date of any period stipulated for delivery, provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

B.6 Division of costs

Pay all costs relating to the goods from the time when they have been delivered in accordance with A,4, except, where applicable, the costs of customs formalities necessary for export, as well as duties, taxes and other charges payable upon export referred to in A.6.

Pay any additional costs incurred, either because he fails to name the carrier or other person as envisaged in A.4, or the carrier named by him or other person nominated by the buyer fails to take the goods into his charge at the agreed time, or because he has failed to give appropriate notice in accordance with B.7., provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

B.7 Notice to the seller

Give the seller sufficient notice of the name of the carrier or another person nominated as envisaged in A.4. and, where necessary, specify the mode of transport, as well as the date or period for deliver the goods to him, as the case may be, of the point within the place where the goods should be delivered to the carrier.

B.8 Proof of delivery, transport document or equivalent electronic message

Accept the proof of delivery in accordance with A.8,

B.9 Inspection of goods

Pay, unless otherwise agreed, the costs of pre-shipment inspection except when mandated by the authorities of the country of exportation.

B.10 Assistance with Information and Related Costs

In a timely manner, advise the seller of any security information requirements so that the seller may comply with A.10.

Reimburse the seller for all costs and charges incurred by the seller in providing or rendering assistance in obtaining documents and information as envisaged in A.10.

Where applicable, in a timely manner provide to or render assistance in obtaining for the seller, at the seller’s request, risk and expense, any documents and information, security-related information that the seller needs for transport and export of the goods and for their transport through any country.